Exhibit 99.4

ZAYO GROUP, LLC

UNAUDITED PRO FORMA FINANCIAL INFORMATION

Introduction

AboveNet Inc. (“AboveNet”)

On July 2, 2012, the Company acquired 100% of the outstanding capital stock of AboveNet, previously a publicly-traded company listed on the New York Stock Exchange, in exchange for cash of approximately $2.2 billion, net of cash acquired.

AboveNet is a provider of bandwidth infrastructure and network-neutral colocation and interconnection services, primarily to large corporate enterprise clients and communication carriers, including Fortune 1000 and Financial Times and Stock Exchange (“FTSE”) 500 companies in the United States and Europe. AboveNet’s commercial strategy was consistent with the Company’s; that is, to focus on leveraging its infrastructure assets to provide bandwidth infrastructure services to a select set of customers having high bandwidth demands. It provided lit and dark fiber bandwidth infrastructure services over its dense metropolitan, regional, national, and international fiber networks. It also operated a Tier 1 IP network with direct and indirect (through peering arrangements) connectivity in many of the most important bandwidth centers and peering exchanges in the U.S., Europe, and Japan. Its product set is highly aligned with Zayo’s, consisting primarily of dark fiber, Wavelength, Ethernet, IP and colocation services. AboveNet also had grown a very strong base of business with enterprise clients, particularly within the financial services segment.

On June 30, 2012, AboveNet’s fiber networks spanned approximately 20,590 route miles and approximately 2,500,000 fiber miles and connected to approximately 4,000 on-net buildings, including more than 2,600 enterprise locations, many of which house some of the largest corporate users of network services in the world. AboveNet’s metropolitan networks typically contain 432, and in some cases 864, fiber strands in each cable. This high fiber count allows AboveNet to add new customers in a timely and cost-effective manner by focusing incremental construction and capital expenditures on the laterals that connect to the customer premises. AboveNet’s metropolitan networks serve 17 markets in the U.S., with strong network footprints in a number of the largest metropolitan markets including Boston, Massachusetts; Chicago, Illinois; Los Angeles, California; New York, New York; Philadelphia, Pennsylvania; San Francisco, California; Seattle, Washington; and Washington, D.C. It also serves four metropolitan markets in Europe: London, United Kingdom; Amsterdam, Netherland; Frankfurt, Germany; and Paris, France. These locations also include many private data centers and hub locations that are important for AboveNet’s customers. AboveNet uses under-sea capacity on the Japan-U.S. Cable Network to provide connectivity between the U.S and Japan and capacity on the Trans-Atlantic undersea telecommunications network and other trans-Atlantic cables to provide connectivity from the U.S. to Europe.

FiberGate Holdings, Inc. (“FiberGate”)

On August 31, 2012, the Company acquired 100% of the equity interest in FiberGate, a privately held corporation, for a purchase price of $117.0 million, subject to certain post-closing adjustments. The acquisition was funded with cash on hand.

Headquartered in Alexandria, Virginia, FiberGate is a provider of dark fiber services throughout the Washington, D.C., Northern Virginia, and Baltimore, Maryland corridor. The FiberGate network includes 779 high fiber count route miles in and around the U.S. capital region. FiberGate also has 315 on-net buildings, including federal government sites, carrier hotels, data centers, cell towers, and enterprise buildings. FiberGate has provided dark fiber services to the federal government since its inception in 1995 and has since expanded its clientele to include large enterprise and telecommunications customers.

Control Room Technologies, LLC, Allegan Fiber Communications, LLC, and Lansing Fiber Communications (collectively “Arialink”)

On May 1, 2012, we acquired 100% of the equity interest in Arialink for net cash consideration of $18.0 million, which is subject to certain post-closing adjustments. Included in the $18.0 million purchase price were certain assets and liabilities that supported Arialink’s managed service product offerings. Concurrently with the closing of the Arialink acquisition, we spun-off a portion of Arialink’s business supporting those managed service product offerings to Holdings. Our preliminary estimate of the fair value of the net assets spun-off to Holdings is approximately $1.8 million. The remaining business and assets were contributed to the ZB and ZFS business units.

Debt and Equity Financing

In connection with the AboveNet Acquisition, on July 2, 2012, we issued $750.0 million aggregate principal amount of 8.125% senior secured first-priority notes due 2020 and $500.0 million aggregate principal amount of 10.125% senior unsecured notes due 2020 (collectively, the “Notes”). We also entered into a new $250.0 million senior secured revolving credit facility (the “New Revolving Credit Facility”) and a new $1.62 billion senior secured term loan facility, issued at a $30.0 million discount, which accrues interest at floating rates (the “New Term Loan Facility”). The effective interest rate on the New Term Loan Facility on July 2, 2012 was 7.125%.

A portion of the proceeds from the Notes and the New Term Loan Facility were used to pay the outstanding portion of the Company’s existing credit facilities, to finance the cash tender offer for the Company’s $350.0 million outstanding aggregate principal amount of existing notes, to pay the cash consideration for the AboveNet Acquisition, to refinance certain indebtedness of AboveNet in connection therewith, and to pay associated fees and expenses.

Under the terms of our New Term Loan Facility, we must not exceed a consolidated leverage ratio (funded debt to annualized modified EBITDA), as determined under the new credit agreement, of 6.25 times the last quarter’s annualized modified EBITDA. This total leverage ratio steps down in future periods with the next step down occurring on October 1, 2013 when the leverage ratio adjusts to 5.75 times the quarter’s annualized modified EBITDA. The agreement governing the New Term Loan Facility defines modified EBITDA as earnings from continuing operations before interest, income taxes, depreciation, and amortization adjusted to exclude transaction costs, stock-based compensation, certain non-cash items plus the pro forma Adjusted EBITDA of and expected synergies from the companies acquired by us during the quarter in which the debt compliance certification is due.

The Company anticipates distributing materials which will include pro-forma results of the Company inclusive of acquisitions closed since April 1, 2012. Included in these materials is the Company’s pro-forma leverage ratio as of June 30, 2012, as defined in the agreement governing the New Term loan Facility. The following table reflects pro-forma financial information of the Company as if each of the aforementioned acquisitions were consummated on April 1, 2012 and the New Indebtedness was entered into on April 1, 2012.

Pro Forma Information

The following table presents the unaudited pro forma condensed statement of operations of Zayo Group, LLC for the three months ended June 30, 2012. The following unaudited pro forma condensed financial information has been prepared giving effect to the acquisitions of AboveNet, FiberGate, and Arialink, the issuance of $750.0 million (8.125%) senior secured Notes, $500.0 million (10.125%) senior unsecured Notes, the entrance into a new $1,620.0 million New Term Loan Facility (collectively, our “New Indebtedness”) as if each of these transactions occurred on April 1, 2012.

The unaudited pro forma condensed financial information reflect pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions that we believe are reasonable under the circumstances. The pro forma statement of operations reflect certain adjustments arising from estimated purchase accounting adjustments to the fair values of acquired assets and liabilities. The determination of the fair values of the acquired assets and assumed liabilities (and the related determination of estimated lives of depreciable tangible and identifiable intangible assets) requires significant judgment. The Company has not completed its valuation analysis and calculations in sufficient detail necessary to arrive at the final estimates of the fair value of the acquired assets and liabilities assumed, along with the related allocations to goodwill and intangible assets. The unaudited pro forma condensed financial information is presented for informational purposes only and does not purport to be indicative of what would have occurred had the events actually been consummated at the beginning of the period presented, nor is it necessarily indicative of our future consolidated operating results.

The unaudited pro forma condensed statement of operations should be read in conjunction with the accompanying notes thereto, the information contained in “Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited consolidated financial statements as of and for the year ended June 30, 2012, included in the Company’s fiscal 2012 Annual Report filed with the SEC on September 14, 2012, the audited consolidated financial statements as of and for the year ended December 31, 2011 of AboveNet, the audited consolidated financial statements as of and for the year ended December 31, 2011 of FiberGate, each included in our Registration Statement filed with the SEC on Form S-4 on July 12, 2012 and the unaudited condensed financial statements of AboveNet as of and for the three and six months ended June 30, 2012, included as Exhibit 99.3 to our Current Report on Form 8-K filed on September 14, 2012.

Zayo Group, LLC

Pro Forma Statement of Operations

For the Three Months Ended June 30, 2012

(Unaudited)

								Pro Forma
					AboveNet, Inc.		FiberGate	Adjustments	Zayo Group
	Zayo Group	AboveNet	FiberGate	Arialink	Pro Forma		Pro Forma	for Debt	Pro-forma as
	Historical[1]	Historical[2]	Historical[3]	Historical[4]	Adjustments[5]		Adjustments[6]	Offerings[7]	adjusted
	(in thousands)
Revenue	$109,584	$128,976	$3,954	$426	$(1,447)[a,b]		$(171)[a]	$—	$241,322
Operating costs and expenses
Operating costs, excluding depreciation and amortization	22,768	43,560	454	92	(591)[b]		(4)	—	66,279
Selling, general and administrative expenses	32,620	41,811	638	131	(563)[b,c]		—	—	74,637
Stock-based compensation	6,552	—	—	—			—	—	6,552
Depreciation and amortization	24,281	21,706	774	80	9,121	[a]	651 [b]	—	56,613

Operating income	23,363	21,899	2,088	123	(9,414)		(817)	—	37,242

Other income/(expense)
Interest expense, net	(15,599)	(1,075)	(19)	(40)	138	dc	—	(42,048)	(58,643)
Other (expense)/income, net	(2,248)	(62)	(12)	—	(504)		—	—	(2,826)
Interest income	1	—		—			—		1

Total other expense, net	(17,846)	(1,137)	(31)	(40)	(366)		—	(42,048)	(61,468)

Earnings before provision for income taxes	5,517	20,762	2,057	83	(9,780)		(817)	(42,048)	(24,226)
Provision/(benefit) for income taxes[8]	10,793	8,929	532	32	(3,814)		(319)	(16,399)	(245)

Earnings/(loss)	$(5,276)	$11,833	$1,525	$50	$(5,966)		$(498)	$(25,649)	$(23,981)

Add back non-EBITDA items included in earnings/(loss):
Depreciation and amortization	24,281	21,706	774	80	9,121		651	—	56,613
Interest expense	15,599	1,075	19	40	(138)		—	42,048	58,643
Provision/(benefit) for income taxes	10,793	8,929	532	32	(3,814)		(319)	(16,399)	(245)
Transaction costs	3,267	5,814	—	—	—		—	—	9,081
Stock-based compensation	6,552	6,403	—	—	—		—	—	12,955
Loss on foreign currency exchange—Intercompany Loans	—	566	—	—	—		—	—	566
Impairment of cost method investment	2,249	—	—	—	—		—	—	2,249
Impairment of fixed assets	—	6,588	—	—	—		—	—	6,588

Adjusted EBITDA	$57,465	$62,913	$2,850	$203	$(797)		$(166)	$—	$122,468

Notes to the Unaudited Condensed Statements of Operations for the three months ended June 30, 2012.

(1)	The “Zayo Group Historical” column represents our audited historical consolidated results of operations for the three months ended June 30, 2012.

(2)	The “AboveNet Historical” column represents the unaudited historical results of operations of AboveNet for the three months ended June 30, 2012.

(3)	The “FiberGate Historical” column represents the unaudited historical results of operation of FiberGate for the three months ended June 30, 2012.

(4)	The “Arialink Historical” column represents the unaudited historical results of operations of Arialink for the one month period ended April 30, 2012.

(5)	The “AboveNet Pro Forma Adjustments” column represents the following adjustments:

a.	A reduction of $0.5 million to pro forma revenue recognized resulting from estimated purchase accounting adjustments to the acquired deferred revenue balance. Management, with the assistance of a third party valuation firm, is in the process of evaluating the fair value of the assets acquired and liabilities assumed in the AboveNet Acquisition. The “AboveNet Pro Forma Adjustments” column also includes an increase of $9.1 million to historical depreciation and amortization expense based on the estimated fair value and useful lives of identified tangible and intangible assets for AboveNet, based on preliminary estimates.

b.	During the pro forma period presented, the Company and AboveNet have entered into transactions which have been reflected in their respective statements of operations as revenue, operating costs, excluding depreciation and amortization, and selling, general, and administrative expenses. Had the AboveNet Acquisition been consummated on April 1, 2012, these transactions would have been eliminated in consolidation. The following reductions associated with transactions between the two parties have been eliminated:

Year ended June 30, 2012
Revenue	$0.9 million
Operating costs, excluding depreciation and amortization	$0.6 million
Selling, general and administrative expenses	$0.1 million

c.	A reduction of $0.5 million to other non-operating income and a corresponding decrease to selling, general and administrative expense in order to conform the AboveNet presentation of expenses and other income/(expense) to Zayo’s presentation. The adjustment primarily relates to property tax refunds which were historically recorded by AboveNet as other income. Zayo records these types of refunds as reductions to selling, general and administrative expenses.

d.	A reduction of $0.1 million during the period related to interest expense recorded by the Company associated with a capital lease between the Company and AboveNet which would have been eliminated in consolidation had the acquisition been consummated on April 1, 2012.

(6)	The “FiberGate Pro Forma Adjustments” column represents the following:

a.	A reduction of $0.2 million to pro forma revenue recognized resulting from estimated purchase accounting adjustments to the acquired deferred revenue balance.

b.	A reduction to depreciation and amortization of $0.6 million to historical depreciation and amortization expense based on the estimated fair value and useful lives of identified tangible and intangible assets for FiberGate, based on preliminary estimates.

(7)	In connection with the AboveNet Acquisition, the Company refinanced its and AboveNet’s indebtedness and raised additional debt. The Company entered into a $1,620 million Term Loan Facility and issued $1,250 million in senior Notes. The effective interest rate on the combined New Indebtedness on the date the AboveNet Acquisition closed, inclusive of interest expense associated with the amortization of the discount on the New Term Loan and debt issuance costs, was 8.4%. The Company incurred debt issuance costs associated with the New Indebtedness of approximately $85.0 million. The New Term Loan Facility was issued at a discount of $30.0 million. If the Company entered into this New Indebtedness on July 1, 2011, the combined companies would have recognized an additional $42.0 million of interest expense during the three months ended June 30, 2012. This adjustment is reflected in the “Pro Forma Adjustments for Debt Offerings” column.

The Company would have recognized $64.9 million in expenses associated with debt extinguishment costs during the three months ended June 30, 2012, including an expense of $17.0 million associated with writing-off the Company’s unamortized debt acquisition costs, an expense of $39.5 million associated with the payment of early redemption fees on the Company’s previous indebtedness, and an expense of $8.1 million associated with writing off the net unamortized discount on the extinguished debt balances. These non-recurring expenses have not been reflected in the pro forma results of operations, above.

(8)	The income tax expense for each of the Pro Forma Adjustments columns has been adjusted to reflect an assumed effective tax rate of 39.0%.

Adjusted EBITDA

We define Adjusted EBITDA as earnings from continuing operations before interest, income taxes, depreciation, and amortization adjusted to exclude transaction costs, stock-based compensation, and certain non-cash items. We use Adjusted EBITDA to evaluate operating performance and liquidity, and these financial measures are among the primary measures used by management for planning and forecasting of future periods. We believe that the presentation of Adjusted EBITDA is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and makes it easier to compare our results with the results of other companies that have different financing and capital structures.

We also monitor Adjusted EBITDA as we have debt covenants that restrict our borrowing capacity that are based on a leverage ratio which utilizes a modified EBITDA, as defined in our credit agreement.

Adjusted EBITDA results, along with other quantitative and qualitative information, are also utilized by management and our compensation committee for purposes of determining bonus payouts to employees.

Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation from, or as substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA:

•	does not reflect capital expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expense, or the cash requirements necessary to service the interest payments, on our debt; and

•	does not reflect cash required to pay income taxes.

Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate Adjusted EBITDA in the same fashion.